Preliminary Prospectus

                              10,000,000,000 Shares
                                      WECAP
                              Web Equity Capital Co.
                                   Common Stock
WECAP is offering 10,000,000,000 (10 billion) shares of common stock. This is our Initial Public Offering and no public market currently exists for our shares. The stock would be given away and be both only registered stock
(no certificates available) and non -transferable until later public offering for cash .

No offering of stock is made to anyone until this prospectus is "effective" by approval by Securities Exchange Commission.

Our common stock has not been approved for quotation on any exchange.

Our common stock involves risks --- see risk factors page  5.

                          Price    $  0.00    a share
                                  Free    Shares

          Price to Public        Underwriting Discount      Proceeds to
                                  Fees, Commissions            WECAP
           $ 0.00                    $  0.00                $  0.00

The Securities Exchange Commission and state regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 Internet distribution offered directly @ wecap.com by

                                     WECAP
                            (Web Equity Capital Co.)

July     , 1999



                          Table of Contents

                              Page                           Page
Prospectus Summary .........    3     Affiliates ...........  18
Risk Factors ............       5     Management ..........   20
Use of Proceeds ...........    11     Principal Stockholders. 22
Dividend Policy ..........     11     Description of Capital
Capitalization ...... .......  11              Stock ......   23
Dilution ...............       12     Shares Eligible for
Financial Data ............... 12             Future Sale...  24
Management's Discussion
 & Analysis................... 12     Underwriters..........  24
    Of Financial conditions
 & Results of                         Legal Matters ........  24
     Operation                        Add'l Information.....  25
Business ....................  12     Index to Consolidated
                                       Financial Statements.. 25


We were incorporated in Delaware on June 29, 1999. Our principal executive offices are located at 1140 Post Road, Fairfield, CT 06430, and our telephone number is 203- 255-2104. The information on our web site (not yet launched but address is wecap.com) is not incorporated by reference into this prospectus, but this prospectus will be available there (wecap.com).

You should only reply on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to provide shares of common stock free and are seeking offers to receive shares of common stock only in jurisdictions where such offers and free stock are permitted. The Information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any gift of the common stock.

Until September 17, 1999, all dealers that refer you to our common stock, whether or not participating in this offering may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of Dealers to deliver a prospectus when acting as underwriters . Note that the original shares given away in this offering are registered stock, non-transferable until later Public Offering for cash.

For investors outside the United Sates: we have done nothing that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required. Other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, "WECAP", "we", "us" and "our" refer to Web Equity Capital Co. and not to any underwriter.

                             PROSPECTUS SUMMARY
You should read the following summary together with the more detailed information regarding our company and the common stock being offered in this offering and consolidated financials (note: there are no consolidated financials as WECAP is a new startup with no past operations) and notes appearing elsewhere in this prospectus.

                                   WECAP
WECAP is a startup internet based company providing at its web site
(wecap.com)   three services: 1) free stock in WECAP and later, referrals for free stock in its affiliates (only after registration(s) effective with SEC) ; 2) low cost loans (especially credit card loans ) ; and 3) expert market timing advice - all three to assist WECAP web site users in building wealth.

Today, there is endless online, internet investment advice and low cost loan offers. WECAP `s web site will provide timing for major market turns and low cost loans at larger size and better terms than generally provided. And begin by additionally providing free stock. . . in very substantial amount of 500 shares to 20,000,000 WECAP web site free stock applicants.
( total - 10 billion shares) who apply and are approved after this prospectus has become effective with the SEC . See web site.

Additionally, to interested WECAP web site users interested in frequent use of this web site , WECAP will later provide an online shopping mall . This providing of substantial credit , substantial free stock and better stock market timing advice to a larger number of web site users will allow WECAP to finance and provide a portion of the projected $1-3 trillion in electronic commerce projected within 2-5 years.

WECAP is providing this larger free stock offering globally and working to also provide low cost loans globally. Our objective is to capture a larger share of electronic commerce by providing necessary financing for WECAP web site users to purchase WECAP mall products. And provide, via the free stock offering and market timing advice, financial support for such loans and purchases.

While online trading has grown considerably to an estimated six million online traders; and online traders will be WECAP web site users, the size of this offering reflects our objective to increase that number of online traders. And at same time provide all such traders and a large number of other persons with sufficient financing to participate substantially in electronic commerce at WECAP's electronic mall .

And for WECAP web site users to participate / buy at the WECAP mall being an owner via this free stock offering of WECAP. So then the WECAP web site will have larger traffic than a normal web site. . . as that barometer of WECAP's web site's use (and share value) will be available to check with visit via "counters" at the web site.

                                THE OFFERING

Common stock offered  ...........    10,000,000,000 shares
Common stock to be outstanding
             after this offering.... 88,000,000,000 shares
Use of proceeds .................... Free stock-NO proceeds

NO NASDAQ or other exchange symbol. .

The aforegoing is based on 88,000,000,000 (88 billion) shares outstanding as of July 15, 1999. See "Capitalization".



                   SUMMARY CONSOLIDATED FINANCIAL DATA

WECAP is a shell corporation just incorporated on June 29, 1999 and has no operations but web site development including web site affiliations - for loans, for banners / ads programs, etc.

So that there is NO CONSOLIDATED FINANCIAL DATA to disclose.
there being NO REVENUES as yet, and no material amount of "seed money" already invested.

RISK FACTORS
This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus. Our business and results of operations could be seriously harmed by any of the following risks. The value of our common stock could decline due to any of these risks. You should consider too that the stock is given to you for free in considering what your actual risk is.

Risks Related to Our Business
WECAP is an early stage company. Our limited, essentially non-existent operating history make it difficult to evaluate our future prospects.
WECAP was just founded June 29, 1999 and has a very limited , essentially non-existent operating history. Our limiting operating history makes an evaluation of our future prospects very difficult. We began web site development the past few weeks and our web site will be upgraded over time, adding, as mentioned, an electronic shopping mall and other advertisers.. So that this prospectus and viewing the web site does not show a constant picture but an ever changing one.

We will encounter risks and difficulties frequently encountered by early- -stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this Risk Factors section. We may not successfully address any of these risks. If we do not successfully address these risks, our business would be seriously harmed.

The market for low cost loans and for investment advice is a widely solicited market - we need a critical mass of free stock applicants and WECAP web site users to implement our objectives.

Last year 3 billion credit card applications were sent out so that that business is a highly competitive business. Additionally , internet trading has offered lower cost trading to internet investors causing considerable pressure on investment services.
And both businesses- online investment advice and low cost online loans
(via credit cards and otherwise)-- are heavily advertised on the internet on 1000s of the internet's 3-4 million web sites. So that there is a ocean of web sites offering related services and this web site may not obtain sufficient interest with web site users to be successful.

Almost all internet companies have a history of losses continuing over years. While WECAP has planned this web site to generate via banner / ad revenue operating income early on. internet companies almost without any exception have instead generated losses and not just for months, but over years and years. (And this includes the results for leading major internet companies.)

Free Stock given away in this offering may never be worth anything.
While WECAP plans for this web site / WECAP to generate substantial revenue that depends entirely on the web site's users and no income may ever be generated.

Our plans are for millions of WECAP web site users and WECAP stock owners to generate larger revenues; but these plans may NEVER materialize. And then the current value of the WECAP stock would be considered zero and remain zero - see "Capitalization".

We expect to depend on Banner/ Ad revenue for the foreseeable future. Esp in beginning months we expect our revenues to be dependent on ad / banner revenues. Consequently the failure of these ad / banner revenues to achieve broad market acceptance , would seriously harm our business.

Substantial capital is required to implement our business of low cost loans esp globally.
Millions of dollars are necessary, if not billions, to implement a plan for credit card / low cost loans globally. If revenues do not support this effect esp allowing a later sizable offering for cash, then such plans are not doable. Our plan calls for co-branding using other credit card and loan issuers and if such parties are not amenable to working with us, then our business will be harmed considerably.

Investment Market Timing Advice is useful only if accurate again and again. Investors rely on market timing advice only if it proves useful by being accurate over and over, again and again. WECAP plans to offer at its web site advice of proven experts that have been accurate over years and decades... in addition to advice by WECAP. Such advice as to market timing is followed only if exactly accurate; and especially, if there is advice proving to be wrong, then no WECAP web site users may continue to use that advice AT ALL..

Electronic malls are available in many places on the internet.
WECAP later adding an electronic mall to allow its web site users to purchase almost any products.may not generate any business at all - as already currently such web sites exist. WECAP's plan to generate traffic to use such a mall by providing lower cost loans (especially credit cards) and investment advice may have no impact to generate any traffic at all. And its hoped for WECAP mall use by owners of WECAP stock may not generate any electronic sales/ commerce at the WECAP mall either. So that such future plans depend to some larger extent on flexibility to change plans / mall offerings etc to design electronic sales for what web site visitors will buy.

Media campaign may not generate traffic.
WECAP plans with the opening of its web site to send press releases etc globally to the media with the web sites description, services etc to generate visits / web site traffic. And to signup the web site on internet search engines. This plan may not generate any traffic at all. . . and if this planned web site has no traffic at all , there will be no revenues by WECAP.

Large Number of Customers planned.
And this plan for web site by WECAP anticipates a larger number of customers web site users in the millions. If users number in the 100s, 1000s , even 10,000s there may not be sufficient traffic for WECAP to pursue its plans.

Large Number of Shares Offered and Issued
This offering of 10,000,000,000 (10 billion) shares and total of 88,000,000,000 (88 billion) shares outstanding is a larger number of shares outstanding. So that for any share to ever be worth anything at all requires generating income in the billions of dollars. This may never occur.

Global Expansion entails significant risks.
To be successful in expanding this business globally, we will be subject to a number of risks associated with international business activities. These risks generally include:
                Currency exchange rate fluctuations;
                Seasonal fluctuations in purchasing patterns;
                Unexpected changes in regulatory requirements;
                Tariffs, export controls and other trade barriers;
                Longer accounts receivable payment cycles and
                     difficulties in collecting accounts receivable;
                Difficulties in managing and staffing
                     international operations;
                Potentially adverse tax consequences, including
                     restrictions on the repatriation of earnings;
                The burdens of complying with a wide variety of foreign laws; The risks related to the recent global economic turbulence and adverse economic circumstances in Asia;
                 Political stability;
                 Power grid, banking system & other computer outages
                     relating to the year 2000 problems;
                 War and international terrorism disruptions;
                 Major weather disruptions as hurricanes/typhoons/tornadoes;
                     earthquake disruptions including via tidal waves/ tsunami's; volcano eruptions; life extinguishing comet/ meteor strikes; and
                 Health / disease disruptions due to outbreaks of
                     influenza, plague / other widely, rapidly spreading disease.

Acquisitions may be needed to remain competitive; and our business could Be harmed by such acquisitions.
Studies show that approx. 75% of acquisitions are not helpful but due to overpayment, different corporate cultures, management problems etc, the joining of two different companies via acquisition / merger may never work. And such can fatally harm our business.

Risks Related to the Internet Industry.
We depend on Increasing Use of the internet and on the growth of the Internet use and growth of electronic commerce. If the internet use and Growth of internet commerce does not occur as anticipated, our business
Will be seriously harmed.
The past 3 years, $400 billion has been spent on upgrading telephone systems resulting in a huge oversupply of long distance capacity. At the same time, internet use has more than tripled. but one has to get into perspective aspects of this .. E.g. the amount of fiber optic cable installed has increased the "pipeline" capacity not 1000s of times, not several hundreds of millions but billions of times .with new recent improvements in light multiplexing adding several 100 more times to that capacity (or total increase of 100s of billion times in long distance capacity . but not e.g. on all routes etc - the increases being mainly over trunk routes globally ). So that prices for internet use may collapse putting out of business internet service providers upon which the business plan depends. Or prices dropping may well drastically increase internet usage. Or no price drops may occur with service providers maintaining prices as cable providers have been able to do. Or the continuing logjam of access problems to the internet at both the internet user / modem end and at the service provider / web site server end - the "edge" . (See Affiliates-
BluComm). The main point being very large changes are occurring for which there is no projectable conclusion / map upon which to plan for the future by any internet company. and such lack of management planning may result in serious harm to WECAP.

Acceptance of the internet for electronic commerce may not occur rapidly. Internet use may not occur as planned but lag far behind. E.g. online banking has been available for a long time and has increased but not in any larger way. So that hyped expectations about the speed of development of internet commerce may lag decades.even with planning as WECAP has done to drive usage forward.
        And delays may occur in internet usage due to :
            Increased government regulation;
            Lack of technology permitting access to the internet;
            Development of  business priority on the internet protocols disrupting electronic commerce at retail user levels;
            New regulation to curtail pornography distribution over the internet may disrupt other usage or slow down its increase;
                  and
            New regulation to curtail internet mapping of user patterns / usage via "cookies" etc to prevent, in effect, wiretapping may slow internet development especially, the secure transmissions needed for electronic commerce.

Internet natural monopolies may prevent internet use by non Affiliates.
If internet use increases as many predict , increasing 1000s of times in the next few years, current even larger companies as AOL , Microsoft are not but mom and pop business size and may be replaced by megalithic new entities that grow natural monopolies as AT&T in the past. . . making access to smaller entities of non affiliates difficult.

Internet may be replaced by new technology that is not compatible
With current communications systems. making today's web sites
And technologies obsolete.
The heavy investment in personal computers, servers, routers, transmission lines, fiber optic lines etc could be made obsolete via new technology e.g. that uses no cable & direct hookups (e.g. see "blue tooth" technology to hookup
/ wire printers, servers, personal computer's locally via fast high speed microwaves.) that instead of merely adding better access to the internet at the "edge" where users and service providers hook up to the internet, uplinks to whole new communications systems etc. (See again Affiliates- BluComm) .

Internet scandals due to security problems could disrupt internet use.
If there were a widely reported security breach of person/ persons using the internet so that their personal business was intercepted / used etc , this breach of security could badly interrupt usage of the internet.

High Traffic May Crash WECAP web site.
If WECAPs highest expectations are met and heavy traffic goes to its web site, and causes by that heavy traffic volume the servers to "crash" / quit functioning adequately or at all, that business may never come back to the WECAP web site and be permanently LOST. significantly hurting WECAP's business.

Future Capital may not ever be available.
WECAP plans a future public offering for cash to raise capital for business purposes but such capital may not ever be available causing permanent disruption of WECAP's business. OR capital may not be available on terms acceptable thereby being essentially unavailable. and such lack of availability could disrupt / harm the business, esp if necessary to refund e.g. past debt obligations.

Class action lawsuit may disrupt the company's business.
Due to the larger size of this offering and the company's larger number of shares, it may be a target for class action lawsuits which divert management time and business resources harming the company, even with the company attempting to assist the wider public generously with wider free stock giveaway.

Immediate , substantial dilution.
The company being a startup with no operating income and no large sum of seed capital raised to begin efforts- the business has a near zero value.so that stock value then also is esp zero with the large number of shares authorized. Upon future public offering for cash , shareholders will suffer an immediate substantial dilution of shares purchased if the book value is lower or far lower than that public offering price.

Existing Officers / Principal stockholders control WECAP and could limit the ability of our other stockholders to influence the outcome of director elections and other transaction submitted for a vote of our stockholders. Upon completion of this offering, our executive officers, principal shareholders will own in the aggregate, 75% of the outstanding common stock plus control 10% more as trustee for trusts and CEO for affiliates (for total-85%). See "Capitalization". As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions which could have the effect of delaying or preventing a third party from acquiring control over us. We plan to reserve up to 100 million shares of common stock offered in this offering including 50 million for employees, officers , directors of WECAP, charitable gifts (40 million) and others (10 million). See also "Capitalization" and "Principal Stockholders"
 - setting out other owners.

Anti-Takeover provisions not contemplated.
WECAP management does not contemplate any anti-takeover provisions being adopted. If any later were adopted, it would potentially disrupt being acquired by third party even beneficial to shareholders. With the current control in management , this is a non- issue.

SPECIAL NOTE  REGARDING FORWARD-LOOKING STATEMENTS
Some of the foregoing statements and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity , performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue" or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                           Use of Proceeds

This offering being a free, giving away of all these shares for no money or zero dollars, there are no proceeds AT ALL.

To date , funds for computers, word processors, domain fees, incorporation, xeroxing, mail, phones, web site development etc have been provided by founder / CEO - LE Cooper.

Future funds for operations beyond this point are expected to be obtained from fees / payments for banners on the website for the immediate future and thereafter,provided both by such earnings and by further public offering. And these funds from revenues and public offering will be used for our operations, etc.

                             Dividends Policy
We have not paid any cash dividends since our inception and do not intend to pay any cash dividends in the foreseeable future.

                             Capitalization
The following table sets forth our capitalization as of July 15, 1999. See especially Principal Stockholders .
                                               July 15, 1999
Liabilities - Long Term / Short Term ...      $            0.00

Stockholder's Equity:
    $0.000001 par value per share ;
     100,000,000,000 shares authorized ;
       88,000,000,000 shares issued
                  including this offering ........88,000.00
           Additional paid-in capital** .........185,710.00
               Total Stockholders Equity......$  273,710.00
               Total Capitalization ..........$  273,710.00

           ** ($5,710 equipment etc; $180,000 ceo salary for 6 mos)

                               Dilution
The pro forma net book value of our common stock as of July 15, 1999 was $273,710 or $0.0003 per share (3/10s of a mil per share-effectively zero). Pro forma net book value represents value upon completion of this offering.

Net book value dilution per share to new investors represents the difference between the amount per share by gift of shares of common stock in this offering made hereby and the pro forma book value per share of common stock immediately after completion of the offering.

Since the shares are being given away and so cost $ 0.00 per share , there is no dilution in this offering there being no increase in value due to the offering.

                     Selected Consolidated Financial Data
There are no financial tables to include as the company just began operations with web site development and so no meaningful financial data tables exist.

                 Management's Discussion and Analysis of Financial
                       Condition and Results of Operations
The following discussion and analysis contains forward-looking statements that involve risks , uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, those set forth under "Risk Factors" (pages 5-10) in this prospectus.

WECAP is a startup (6/29/99) and has had as yet no results for management
to discuss or analyze.   But see next section "Business" just below for
overview and discussion of business, etc.

                              Business
Overview
WeCap (Web Equity Capital Co) is a startup company just incorporated June 29, 1999. after several previous months of planning and is currently in web site Development. WECAP is planned as an internet company with few employees using web site(s) to conduct electronic commerce - beginning esp with free stock offering and including low cost loans (esp credit cards) and market timing advice.to assists web site users in wealth accumulation. And adding an electronic mall shortly.

Our objective is to make such services available to a larger number (millions) of WECAP customers who continue to use such WECAP services into the future.

Free stock of WECAP is offered (only upon this prospectus becoming effective by SEC approval) for 19,800,000 WECAP web site users at 500 shares for each approved applicant who is confirmed shares only after the prospectus is effective. With no one ever receiving any shares until this prospectus becomes effective. This free stock is non-transferable and registered only stock which becomes transferable upon the company's public offering for cash. (Such further public offering for cash is planned within 3 months-2 years.)

This offering to larger number of persons is planned to increase the opportunity considerably beyond e.g. just online traders to include a larger number of interested internet users. Esp those web site users interesting in participating with this WECAP web site to build wealth. (NOTE: As a startup with no revenues or history of revenues WECAP stock as this stock given away has no value at present, etc.


To continue with that accumulation of investments, wealth etc., WECAP also provides referrals to low cost loans esp credit cards at the web site selected for lower cost. E.g. the credit card banners at top of web site's first page are for no application fee and no annual fee credit card at either 2.9% APR intro rate OR fixed rated of 9.9%. This is one of the very lowest rates available and has no fees. (Note: WECAP is paid fees for such banners use and will generate revenues esp initially via such banners.)

And to assist with investments, WECAP does not attempt to offer advice about the 1000s of stocks available but does offer advice about market timing to enable purchase or sale of stocks at the most advantageous times. This advice is offered via newsletters of selected experts that have proven track records of not just years but several decades. Their advice as to market timing being ranked at the very top of any list. Also to be offered soon but not available before is the market timing advice of WECAP CEO L.E. Cooper which has also proven accurate as to the major market turns / timing - e.g. predicting the crash of 1987 , collapse of Japanese market 1991/2, etc.

In addition to free stock in WECAP, WECAP will have news of other similar size,free stock offerings approximately every two weeks to every month in affiliated companies. (See Affiliates.) Those other offerings of estimated
500 free shares each offering would enable a WECAP web site user to obtain approximately 3500 shares for free in affiliates (see "Affiliates") over 3-6 months. Noting that all such affiliates are startups and begin with stock of zero / low value. . . . Though with their success , such free stock will enable
WECAP web site users to build investments and wealth of some unknown amount in those few months.

WECAP low cost loans will initially be available for only credit cards through referrals but later will add similar car loans and mortgages. And WECAP intends to begin co-branding with affiliates in offering such loans instead of just referrals via banners.

WECAP future plans include assisting in securitization of such loans esp via larger offerings to support WECAP's loan programs. Such assistance will include organizing a steady weekly stream of such securitized financings (via normal security dealers).

WECAP's general plans include within 1-3 years a goal of 150 million credit card users within the USA with later 75 million cards from Europe followed by 25 million cards from Asia. With each credit card user, WECAP anticipates revenues of $2,000 per credit card for interest rate spread (difference of interest income paid from credit card user to interest cost of securitized financing); and additional $2,000 per credit card of revenue from investments and further 6,000 of income per credit card from sales of WECAP's mall or other services.

This totals $10,000 per credit card and produces revenue (beginning first only with USA Credit card users) as follows:

       No. of      Interest Spread  Investment    e Commerce  (trillions)
    credit cards         Income       Income       Income        Total
    USA   150 million     2,000        2,000        6,000         1.50
    Europe 75 million      "              "                "      0.75
    Asia   25 million      "              "                "      0.25
            250 million                                           2.50
*please note such revenue estimates are for an area of loans that is very competitive and especially that there is less usage of cards in Europe and much smaller use of cards in Asia


The preceeding chart assumes that WECAP's initial plans for its web site are successful and that the web site has a larger number of users (millions) to enable WECAP to begin the operations indicated. And that each credit card user borrows $50,000 ( a larger amount at interest rate of 10-12% with securitized financing cost of 6-8%) spending $30,000 of the $50,000 at WECAP mall (margin of 20%).

So that management's analysis is that while this area of credit cards is hotly and widely competitive there is room in this market to build one of the larger "books" of such business quickly by offering a better product (this mainly means lower interest rates) and obtaining a brand loyalty for WECAP web site users esp via free stock offerings.

And   while one considers the above estimates , one should note
that the competition is the larger banks, credit card issuers etc in the USA and the world (those who do not co-brand or "process" for WECAP credit cards); and that the above projection assumes securitization financing of very large sizes routinely. See discussion of financing experience under "Management" hereafter. Such large entities will not watch competition without responding and such larger size of financing may not be available.

WECAP anticipates making available larger credit to its credit card users than current formula's make available when its securitization financing begins allowing such larger amounts.

And the investment income shown is derived during such securitization financings via investing funds not yet used for loans assuming availability annually of 25% of proceeds from securitized financings invested at currently available prevailing rates.

                               -   14




E Commerce income shown in the preceeding (page 14) chart assumes that customers of WECAP obtain increasing amounts of credit over time and use a substantial portion of that credit shopping at the electronic mall WECAP is adding to the web site in the near future (at this point the web And that on these purchases at WECAP's electronic mall , WECAP makes a 20% income.

Industry Background
    Growth of the Internet and Electronic Commerce
The internet has emerged as the fastest growing communications medium in history. With over 97 million users at the end of 1998, growing to an expected 320 million users by 2002, as estimated by International Data Corporation, the internet is dramatically changing how businesses and individuals communicate and share information. The internet has created new opportunities for conducting commerce, such as loans, including credit card loans, online investing and trading , including especially obtaining trading information and online shopping, including electronic shopping malls. Recently the widespread adoption of intranets has created a foundation for larger groups to share reduced cost advantages, trading investment information and obtaining credit (see WECAP's plans of is own larger group).

Large scale global investment the past four years of $400 billion in communications has added sufficient digital transmission capacity to multiply former capacity several 100 billion times. (One optical fiber can carry in 11 minutes in digital form for example the entire global conversations (155,000 years worth) transmitted in 1997.) So that a huge increase in traffic e.g. via the internet is readily possible . especially if local access and individual access is increased.

So that with this foundation, internet-based electronic commerce is poised for rapid growth and is expected to represent a significantly greater opportunity than older forms of commerce using traditional means. According to Forrester Research, the business to business sector of electronic commerce is expected to grow from $43 billion in 1998 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. And according to International Data Corporation the worldwide market for internet based electronic commerce order and management applications is expected to grow tremendously from $187 billion in 1998 to $8.5 trillion in 2003. Please note these disparate projections and WECap's above chart for its small segment of retail commerce.

                              -   15   -


Esp helpful with considering such larger predictions (including the revenues in the chart by WECAP (on page 14) is the past historical record of global commerce over hundreds and thousands of years. That record establishes that particularly over that time, the most successful development of commerce has been by smaller groups- especially families e.g. the Rothschilds in Europe or individual entrepreneurs with larger vision - as in the United States - John D. Rockerfeller or today's Bill Gates. And larger groups quickly stagnate and slow the pace to the coffee drinking , chatting mode in months. Consider especially the War Board of WWII which , not within years and years, but with 2-6 months not only planned but geared up and began production of tanks, aircraft, Jeeps, trucks at the immediate pace of 1000s each per month.

And also helpful to consider is that the current "model" for building quickly a larger internet entity is to obtain several million to fifty million dollars of "seed", startup capital and obtain a headquarters; and "people" that headquarters with 50-200 bodies to gaze into personal computers.to prove your seriousness and that one has "built" a company entirely and quickly - even within 4-6 months. Consider that all that could be done in few days and consider what is accomplished by having people stare at personal computers all day and produce very little. . . or many times produce millions lines of computer code to sell to ensnare and in reality slow down internet commerce. Consider what is the value of such entities and e.g. what is the value of search engine internet companies where the search engines don't , in effect work , and don't keep up with the projected millions of new web pages.

And consider what is the value of internet traffic that doesn't produce revenue and that remains unprofitable for years and years.

With the internet , there has been large volumes of capital available for such startups With investors hoping that something would result from the particular startup of the "moment". And there is not one reported as yet making considerable money -almost all losing money consistently.

WECAP  Solution
WECAP will maintain focus by remaining small using the power of the internet's connections to "connect" to its users/ customers in the millions WITHOUT needing 1000s of stores, and 1000s of personnel to conduct its operations. WECAP users , many who will be WECAP stock owners, will receive the benefits of this lower cost operation via the growth in the WECAP stock value and esp also via lower cost loans, and lower cost products at WECAP's mall.

Strategy of small entity and company.
Especially, part of the WECAP strategy will be to maintain consistently a very small group that uses very large financial leverage to harness a WWII War Board approach to produce results versus the common internet strategy today of creating huge megaliths of non-productive personnel. One staggering example is e.g. today's larger software company(ies) with many tens of thousands of personnel. What profits would it / they produce (while having pretty good profits) if it / they had those huge number of personnel actually producing effective good products. instead of e.g. extremely slow software, which is like dark age technology.
                               -   16  -



So that WECAP strategy is to keep this very small group moving much faster than any recent entity (many of which claim of course to move rapidly but are using that model of moving rapidly that is to hire those 1000s of very small productivity workers). For example it is very possible to produce the revenues of the chart on page 14 in one year not 2-3 years. and WECAP's strategy surely considers this approach first.

Loans- Co Branding & Outside Processors
To implement rapidly a larger e.g. credit card program requires using others and not building up from nothing. That means using those existing credit card issuers and at first , by referring to their own programs, then shortly thereafter co-branding with them.

And WEBCAP has no interest in getting into e.g. the credit card processing business except to the extent of assisting affiliates in having / financing the fastest possible processing equipment. These processors today handle each day for each month's bills etc e.g. 2-3 million bills per day. . . to total 40-45 million bills per month for the largest issuers. So that their equipment is fast but incremental improvement to speed that up is necessary e.g. in opening payments envelopes, sending out new cars, bills, etc. One fastest solution is eliminating billing via the mails and having e.g. online your bill available that is paid by online banking automatically.

Investment Advice Strategy
Using proven advisors initially to demonstrate reliability is part of WECAP's beginning strategy. And then moving e.g. later to WECAP's similar accurate advice on market timing. But the larger securitization financing weekly, even daily,makes available  also allow the very best current immediate, on top of the market advice. from the best Wall Street firms. Providing this "inside" immediate news to WECAP web site users / investors can proven beneficial, even substantially beneficial to them. And this level of "inside" news is beyond the fundamental market timing advice first provided . the two being complementary the longer term (sea change) market timing being added to by daily, weekly market timing advice. . . for those following markets on that faster face. This advice is shared by those Wall Street firms ...but usually only going to the very largest investors, institutions.
                                     -   17

Mall Strategy
There are readily available many different kinds of malls to use immediately. WECAP's strategy is to begin with one of the best in terms of : products, margins offered to buyers and wide selection of products. But also to continue to constantly upgrade , change , select, improve this mall so that the products WECAP's web site users want are best provided in a selection that is highly price competitive with quality products and fast service.. And this is overlayed as WECAP stockholders would agree by products with higher product margins.

And again WECAP is not interesting in getting into the 800 number handholding business. or warehouse business or mall business directly. But is interested in using a turnkey mall to make available to its customers the best products. And sharing its expertise with others/ other websites when WECAP customer base gives better prices, etc to widen the WECAP overall customer/ web site user base.


WECAP Network
The free stock provided creates also a larger group or network of WECAP interested participants which very quickly , even in weeks can be one of the largest on the internet (e.g. target is 20,000,000 WECAP shareholders, who can choose to use the WECAP web site / mall etc and AOL currently only has 18+ million members). If objectives are met in growing shortly to larger numbers, then very large competitive advantage can be shared with these WEBCAP web site users, e.g. at the WECAP mall in terms of discounts on brand products. etc.

And the ownership provided by the WEBCAP stock allows these users to participate even further in the success created by continuing use. . . in a potentially substantial way.

WEBCAP  Affiliates
WECAP is assisting in the formation of other affiliates. some who will own also WECAP stock ( total of 7% of WECAP stock). These affiliates over time may assist in building the above Network into a larger global functioning, fastest intranet, internet (see BluComm below). Others seeming not related do in fact provide over time considerable services to WECAP web site users. These affiliates are startups also but it is intended will function in same mode as WECAP, i.e. rapidly growing to sizable entities . not taking years and years of time to produce anything.

                                 -   18   -



DreamEast
DreamEast will provide online content in the form of cartoon, movie, music and educational film channels for internet users , esp WECAP users. It will be New York City area located and is considering location at the downtown area of New York City with studios in old Brooklyn Navy Yard.. where others as Tribeca Productions are considering moving. DreamEast will particularly target innovation / animation and innovative content.

BluComm
BluComm (for blue light communications, no "e") will develope the areas of fastest communications applicable especially to the internet / global web. Today e.g. fiber optics utilizes white light and recently has begun to develop multiple light frequencies to use in "light multiplexing" to increase digital optic cable throughput several 100 times. Using especially blue light frequencies can e.g. multiply throughput 1-10,000 times instead.

BluComm will begin by focusing on using the fastest equipment available with improvements. While working to bring the far faster blue light technology forward to speed up networks 1000 times. These enhancements will especially work to allow e.g. video channels as those involved with DreamEast above to be usable while today such video channels are too slow to be readily usable.

And BluComm will focus on the very slow technology at the "edge" i.e. where
The internet/ web hooks up to the providers and users. Noting the newer recent Effort to produce must faster wireless such hookups- in research project called "blue tooth"- where a small local area of personal computers , printers, etc are hooked up via microwaves..

Web Genome Research Co.
The human genome project to map the genes/ DNA of the human genome has made available a treasure trove of information on the internet / web that is being underutilized. So that this company will focus on commercialization of potential products which have larger potential. with special focus on those products that can be made available to the WECAP Network, etc.

Web Ocean Research Co.
In similar manner the worlds oceans contain many treasure troves of information of potential mineable minerals, new drugs etc - the oceans being overwhelmingly unexplored at all in man's history. Much of this ocean research like the human genome research is sitting particularly on the web unused. so that this company will commercialize those products usable by the WECAP Network, etc.

                                -   19   -


Web Health Care Research Co
Online there are many gaps in medical information. There is no national channel for sharing hospital information of interest nationally. This company will focus on that area. Providing new innovations in techniques to maintain health and to prevent invalidism.

Web Hypersoar Research Co.
Also available and unused online is the research to build hypersoar aircraft with data from the SR71 and shuttle vehicles. So that today it is feasible to build and put in place a global hypersoar airline cutting global transportation times from e.g. 20-30 hours NYC to New Dehli to 2-3 hours. Los Angels to Frankfort from 12-15 hours to 2 hours. Etc and due to the decreased airtime the operations cost is way below today's current airlines making such an airline competitive quickly. Missing is the large capital and construction capacity to make this a reality which this company will provide. And noting that WECAP users then will be knitted together globally in hours not days / weeks. As these aircraft are the lowest cost cargo transport fleet for lowest cost goods from India / China.

K Co Funds
Affiliate K Co will operate LBO, Real Estate and Market (investment) Funds. These will not be available except to larger investors if at all esp until established with longer track record.

See "Principal Shareholder" for what stock each of the above affiliates owns in WECAP. And note the CEO of each is the same as that of WECAP-LE Cooper. And investors are advised to consider the effort represented to run these affiliates and WECAP is a very large amount- see "Management"- experience etc following.

                                MANAGEMENT
Executive Officers and Directors
The executive officers and directors if WECAP and their ages as of July 15, 1999 are as follows:
Name                    Age                  Position
L.E. Cooper .............55       President, Secretary, Treasurer, Director

WECAP will rapidly add executives and support staff for operations, technical research and finance to implement its efforts. And it is anticipated that LE Cooper will function as CEO and especially for overall strategy as shown herein.

                                  -   20



L.E. Cooper founder of WECAP and affiliates has background in finance, legal matters and research. LE Cooper obtained BS (physics/math) and JD degrees from University of Alabama; then worked as patent attorney for NASA a short time. And entered the USAF being a JAG (attorney) at USAF RADC -Rome Air Development Center and there reviewed R&D contracts focused on electronics, radar, COMINT, ELINT , etc - e.g. including the DARPA first internet system via work by Bolt Baranek & Newman. Of interest is that the digital multiplexing now beginning to be used today 30 years later was also in use then in 1968-30 years ago and that this current commercialization took 30 years.

After the USAF , LE Cooper obtained MBA (finance) at Harvard Business School And worked 12 years on Wall Street being a senior partner at two leading firms. In that work he was responsible for 200 "deals" totaling 6 billion dollars- all debt issues. And in handling that work worked as partner responsible for not just deals but teams and new business marketing efforts, and considerable computer analysis of markets.

Of particular note is that he created the financing for the Valdez, Alaska marine terminal which entailed financings for ARCO, Exxon, Sohio in the 250-300 million range - several times larger then than normal bond deals.
And that later also handled the $360 million financing via Forsyth , Montana for 4 utilities backed by two banks. Both the Valdez and larger Forsyth deals were in effect creating a new era of much larger size deal that led to today's sizes of $2-6 billion, etc. So that in doing these largest of their day financings, LE Cooper pioneered "size" or larger transactions on Wall Street. So that LE Cooper, CEO was / is a debt financing expert from Wall Street.

More recently, LE Cooper has handled many years of litigation as attorney that recently ended freeing him to proceed with WECAP, etc. (He is a member of six bars including that of the US Supreme Court, US Court of appeals (2nd Cir & Fed Cir), US Tax Court, US Patent Bar and Alabama Bar.)

And throughout, since young age has been a technocrat being familiar with technology of many kinds with demonstrated, innovative ability to go beyond the current to future applications.

Investors should consider that management as just shown is thin and dependent on the ability of one person LE Cooper to implement the strategies, business discussed herein. But that also too LE Cooper has many years history of skill in pulling together teams to handle a larger , huge workload and juggle many areas as indicated herein.

                               -   21



Compensation
The recent compensation for L.E. Cooper was donated to beginning
WECAP operations (see Capitalization table). It is intended herein that executives to be hired will share both normal compensation levels and also stock in WECAP.

And that similarly directors receive normal compensation and some shares in WECAP.

See following Principal Stockholder list.

                                             Principal Stockholders
The following table sets forth the ownership of our common stock as of July 15, 1999 As adjusted to reflect this offering of 10,000,000,000 shares:
                         Number of Shares       Per Cent
Name of Owner               (billion)         Before Offering  After Offering
L. E. Cooper                      75               96.15           85.23
Affiliates** (see below) ....... ( 7 )              --                --
Cooper Trusts*** (see below) ..... 3                3.85            3.41
Offering                          10                 --            11.36
                                * 88                 100 %         100 %

*(Remaining unissued after this offering are 12 billion shares including
     7 billion reserved for the affiliates below)

**Shares Reserved for_Affiliates:       ***Cooper Trusts:
BluComm -      1 billion            Cooper Charitable-1.25 billion
DreamEast-     1 billion            Cooper Children - 1.50 billion
WebGenome-     5 billion            Cooper Spouse  -   .25 billion
WebOcean-      1 billion                    Total     3.00 billion
WebHealth-      .5 billion             Note: LE Cooper trustee
WebHypersoar - 1 billiion                      for each trust
K Co LBO     - 1 billion
K Co R Est     .5 billion
K Co Mkts      .5 billlion
   Total       7 billion
Note: LE Cooper -to be CEO
           of each affiliate

                                  -   22



Description of Capital Stock
Our authorized capital stock consists of 100,000,000,000 (100 billion) shares of common stock , $0.00001 par value. As of July 15, 1999 there was outstanding 88,000,000,000 (95 billion) shares of common after giving effect to the offering herein of 10,000,000,000 (10 billion) shares. The holders of the common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board may determine from time to time. See "Dividend Policy". As there is a policy to pay no dividends at present.

The holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Upon the liquidation, dissolution, winding up of WECAP, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common to be issued upon completion of this offering will be fully paid and nonassessable.

Anti-Takeover Provisions
The board has adopted no anti-takeover provisions and has no plans to do so.

Delaware Takeover Statutes (section 203 of Delaware General Corporation Law) prohibit any business combination with any interested stockholder for a period of 3 years following the date that the stockholder became an interested stockholder. Unless various situations (nonapplicable here) occur or unless
66 2/3% of stock not owned by the interested shareholder votes in the affirmative. No current plans by affiliates contemplate any combination with WECAP.

Registration Rights
After this offering the holders of 88,000,000,000 shares of outstanding common stock will be entitled to rights with respect to the registration of these shares under the Securities Act. The holders of registration rights are those listed Principal shareholders above including principal officers and including the holders of common shares from this offering.

Transfer Agent and Registrar
Currently ,  the company registers transfers with no agent.
Later , before any public offering for cash, there will be added a bank Transfer Agent. and Registrar .

Please note that common shares offered in this offering are nontransferable until that public offering for cash and are available only as shares registered on company records.

                               -   23   -


                     Shares Eligible for Future Sale
Prior to this offering, there has been no market for our common stock. Therefore, future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because no shares will be available (these shares offered hereby being nontransferable) sales of substantial amounts of our common stock in the public market in the future could adversely affect the market price and ability to raise equity capital in the future.

Upon completion of this offering, we will have 88,000,000,000 shares of common stock outstanding. And of these 88 billion, 78,000,000,000 being restricted as to future sale , but the 12 billion unissued shares are not yet so restricted nor will the 10,000,000,000 offered hereby when they would become transferable upon a future public offering. Restricted shares may be sold in the public market only if they are registered or it they qualify for an exemption from registration under rules 144 or 701 of the Securities Act.

In general rule 144 permits the sale of shares purchased 1 year previously in the amount of which ever is higher of 1% of our then outstanding shares (880,000,000 immediately after this offering) or the average weekly trading volume of our shares during the 4 weeks preceding the notice of such sale (which would be zero with no trading occurring). Any restricted shares purchased over two years previously could be sold without regard to volume limitations.

                          Underwriters
There are no underwriters - the shares of this offering being given away (only upon this prospectus becoming effective) for free.

There is no symbol approved on any exchange for quotation of our common stock.

Pricing of this Offering
There has been no prior public market of our shares of common stock and the pricing was determined at zero or as a gift to encourage interest in WECAP business by a large number of investors and web site users. Those confirmed to be shareholders in this offering will only be confirmed after their consideration of signing up and providing their name and address for registration as owners on company records and becoming approved after use of no fee banners; and ONLY after this prospectus becomes effective or is approved and NOT ONE SINGLE share of the 10,000,000,000 offered hereby will be available until then.

                            Legal Matters
The validity of the issuance of the common stock offered by us in this offering will be approved by the company secretary LE Cooper who is the owner of 75 billion shares of common stock in the company.

The certificate of incorporation authorizing 100,000,000,000 common shares was duly filed in the state of Delaware on June 29, 1999 and proper resolution providing for the issuance of the shares shown in the principal shareholder list (including the 10,000,000,000 shares offered herein) was duly passed by board of directors resolution on July 15, 1999.
                               -   24



                               Privacy Policy

WECAP policy is to not use its shareholder lists for any but WECAP business. But please note that the banners you click on at wecap.com website take you to another website belonging to others and WECAP does not control their policy or their use of names, addresses they obtain from you etc.



                                   Experts

There are no experts / accountants reports herein as there are no financial statements as yet for this startup company to have analyzed / or reported on by such experts.

                            Additional Information

We have filed with the Securities and Exchange Commission , Washington, DC 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. That prospectus is available in the SEC's electronic data base called Edgar which is available at web site http://www.sec.gov. The filing by WECAP of this prospectus as a startup, "shell" company with no seed capital and so no past operations or financials and especially for common stock given away for FREE is an awkward disclosure having as it necessarily does many blanks where there is just not yet any information available at all. For interested persons who become shareholders through this offering please also in addition to Edgar visit our web site - http://www.wecap.com - where also a copy of that Form S-1 will be available. For future information - see Edgar data base - especially for financial information and other company news.

                        Web Equity Capital Co / WECAP
            Index to Consolidated Financial Financial Statements
There are no financial statements as WECAP is a startup with as yet no operations and no seed capital so that there are no financials to be shown here and so no index of financial statements.

                                -   25   -